TECHNOLOGY DEVELOPMENT AND LICENSE AGREEMENT

         THIS TECHNOLOGY DEVELOPMENT AND LICENSE AGREEMENT ("Agreement") is made effective as of this 1st day of January, 2007 ("Effective Date") by and between XsunX, Inc., a Colorado Corporation ("XsunX"), and Sencera, LLC, a North Carolina Limited Liability Company ("Sencera"). XsunX and Sencera are herein referred to individually as a "Party" and collectively as the "Parties."

                                 R E C I T A L S

         A. WHEREAS, Sencera has developed and continues to develop technologies and processes pertaining to a unique plasma deposition source for the coating of large-area substrates with highly engineered thin film coatings. Sencera believes that its high-density plasma source is capable of depositing certain coatings, including silicon, at superior rates, low temperatures and high quality levels, making it attractive for use in solar cells. Sencera has developed its own intellectual property and also has rights to certain other intellectual property related to this technology;

     B. WHEREAS, XsunX has developed and continues to develop technologies and processes for semi-transparent and opaque solar cells and photovoltaic technologies, solar cell panels, and methods of manufacture relating to the same. XsunX has intellectual property rights under U.S. Patent Nos. 6,180,871; 6,320,117; 6,509,204; 6,488,777; 6,258,408; 6,472,622; and U.S. Provisional
Application No. 60/536,151;

     C. WHEREAS, Sencera desires to grant, and XsunX desires to receive, a license under its technology to XsunX for use in certain commercialization efforts by XsunX;

     D. WHEREAS, Sencera wishes to borrow from XsunX, and XsunX desires to loan to Sencera the sum of $1,500,000 to be applied to the costs of the development effort the parties intend to undertake herein, in accordance with the terms of a Secured Loan Agreement to be executed contemporaneously with the execution of this Agreement; and

     E. WHEREAS, XsunX is interested in exploring the viability of Sencera's technology for its future thin film silicon solar cell products. Sencera is likewise interested in developing its technology for application in solar cells.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.   DEFINITIONS

         Unless otherwise provided herein, capitalized terms used but not otherwise specifically defined herein shall have the meanings ascribed to them in this Agreement, "days" shall mean calendar days, "including" shall mean "including without limitation," and the following terms shall have the meanings stated below:



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     1.1  "Agreement"  shall  mean  this  Technology   Development  and  License
Agreement, including the exhibits attached hereto, which are incorporated by reference herein.

     1.2 "Confidential Information" shall mean any and all information: (a) that is conveyed or presented in oral or written or other tangible form, (b) that in the case of written or other tangible form is marked with a legend such as or similar to "CONFIDENTIAL INFORMATION" or "PROPRIETARY INFORMATION," including the owner's name or, in the case of oral information, is so denoted at the time of disclosure and (c) that (i) relates to a Party's business plans, production processes, inventions, discoveries or any other aspect of a Party's business, and/or (ii) belongs to third parties and was obtained by a Party under restrictions on disclosure and/or use in which case such information may be marked as being confidential or proprietary to such third parties. Such information may include, by way of example, know-how, algorithms, software programs, schematics, processes, source documents, materials, contracts, customer information, financial information, personnel information, product development, engineering, strategic and tactical plans, sales and marketing plans, and business plans.

     1.3 "Field of Use A" shall mean the field of deposited solar cells.

     1.4 "Field of Use B" shall mean the field: (a) as claimed in U.S. Patent Nos. 6,180,871; 6,320,117; 6,509,204; 6,488,777; 6,258,408; 6,472,622; and (b)
as claimed in U.S. Provisional Application No. 60/536,151; and (c) for use in semi-transparent photovoltaic devices, multi-terminal photovoltaic devices, and cassette-based roll-to-roll manufacturing equipment.

     1.5 "Improvement" shall mean (a) with respect to Sencera Technology, any new or modified product or process that performs the same function as the Licensed Products or Licensed Process or Licensed Intellectual Property in a better or more economical way ("Sencera Improvement"); and (b) with respect to XsunX Technology, any new or modified product or process that enables the XsunX Technology to perform in a better or more economical way ("XsunX Improvements").

     1.6 "Licensed Intellectual Property" shall mean Sencera
Technology including, but not limited to, all patents and patent applications (including the Licensed Patents), trademarks, trademark applications, designs, copyrights, copyright applications, inventions, know-how, trade secrets, mask works, technical information, drawings, data, computer programs, testing specifications and procedures and the like; and all Sencera Improvements.

     1.7 "Licensed Patents" shall mean the patents and patent applications described in Exhibit A attached hereto, as well as (i) all pending and issued divisions, continuations, continuations-in-part, reissues, reexaminations, substitutes and extensions thereof; (ii) all foreign patents and patent applications relying for priority on any of the foregoing including all pending and issued divisions, continuations, continuations-in-part, reissues, reexaminations, substitutes and extensions thereof; and (iii) and all pending and issued divisions, continuations, continuations-in-part, reissues, reexaminations, substitutes and extensions thereof relating to Improvements.



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     1.8  "Licensed  Products"  shall  mean  any and all  products  manufactured utilizing methodologies or processes that utilize any aspect of the Licensed Intellectual Property.

     1.9 "Licensed Process" shall mean any methodologies or processes that utilize any aspect of the Licensed Intellectual Property.

     1.10 "Licensed Territory" shall mean worldwide.

     1.11 "Phase" shall mean an individual task or set of tasks to be completed by a Target Date as set forth herein.

     1.12 "Royalty" shall mean the payment by a Party of a certain amount of revenues earned from the exploitation of any or all of the Licensed Intellectual Property as set forth herein.

     1.13 "Sencera Technology" shall mean all existing technology of Sencera in existence as of the Effective Date of this Agreement, and any and all technology and intellectual property, including any Licensed Products or Licensed Process, conceived or developed during the Term.

     1.14 "Target Date" shall mean the date by which a Phase is intended to be completed.

     1.15 "XsunX Technology" shall mean all existing technology of XsunX in existence as of the Effective Date of this Agreement including U.S. Patent Nos. 6,180,871; 6,320,117; 6,509,204; 6,488,777; 6,258,408; 6,472,622; and U.S.
Provisional Application No. 60/536,151.

2.   DEVELOPMENT - PHASE II

     2.1 Development. In accordance with the terms of this Section 2, Sencera shall, at its cost (funded with proceeds of the loan from XsunX or otherwise), lead a joint development program with XsunX to develop a Licensed Process that will produce silicon material at deposition rates expected to produce cells at a cost of less than $1 USD per Watt in Phase III below; specifically rates of >90 Angstrom-meters per minute (> 15 Angstroms per second equivalent static rate) for the manufacture of thin film solar cells and other technology in accordance with the Sencera Development Plan, a copy of which is attached hereto as Exhibit B and incorporated herein by reference, said development phase referred to herein as ("Phase II"). Sencera will, in addition to the reporting requirements in the Development Program, provide XsunX with periodic reports on the status of efforts undertaken in connection with this Phase II, at least as frequently as once each month, and with access to key technical personnel and records reflecting such activity upon reasonable request, and provide sample material for independent XsunX use in conjunction with reports or when available.

     2.2 Target Date. The Target Date to complete Phase II is August 31, 2007.



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3.   DEMONSTRATION - PHASE III

     3.1 Demonstration. Sencera and XsunX shall, pursuant to terms as shall be mutually agreed, jointly design and build a production demonstration tool to demonstrate rate and cost scaling for use in joint marketing production hardware and processes; target cost is less than $1 (USD) per peak watt, said demonstration phase referred to herein as ("Phase III"). Sencera will, in addition to the reporting requirements in the Development Program, provide XsunX with periodic reports on the status of efforts undertaken in connection with this Phase III, at least as frequently as once each month, and with access to key technical personnel and records reflecting such activity upon reasonable request.

     3.2 Costs. During this Phase III, XsunX and Sencera will share equally all Non-Refundable Engineering (NRE) and build costs for equipment related to the scale-up and implementation of Sencera Technology for the production of high-rate Plasma Enhanced Chemical Vapor Deposition (PECVD) silicon solar cells.

     3.3 Target Date. The Target Date to complete Phase III is August 31, 2008.

4.   JOINT MARKETING - PHASE IV

     4.1 Joint Marketing. XsunX and Sencera shall, subject to successful completion of the Development Phases, jointly and, pursuant to terms as shall be mutually agreed, determine and implement a plan to market and sell equipment and processes for high-rate deposited silicon solar cells, said joint marketing phase referred to herein as ("Phase IV"). Each of XsunX and Sencera shall have the right to independently market or sell such equipment and processes, as well.

     4.2 XsunX shall, subject to its reasonable discretion enter into a sublicense agreement with any third party wanting to obtain the right to use the Licensed Process. The sublicense agreement shall require that each sublicensee pay a Royalty to use the Licensed Process. The Royalty shall be based on an energy production basis. The Royalty shall be paid directly to XsunX but XsunX agrees to share the Royalty with Sencera in accordance with the following terms and conditions: If cell manufacturing costs are less than $1 per peak watt, Sencera's portion of the Royalties shall be one half (50%) of the Royalties actually received and collected from a licensee by XsunX for the production of solar cells that employ the Licensed Process; provided, however, that in no case shall the minimum be less than $ 0.15 per peak watt of manufactured cell capacity.

     4.3 The Royalty rate or basis may be revised if: (a) Sencera licenses the Licensed Process to another licensee under more favorable terms than the terms of the present Agreement, in which case XsunX shall be entitled to the same or better terms; (b) an objective industry pricing index (such as www.solarbuzz.com) indicates that the present structure is not supported by the market which shall be indicated by the average retail price of a solar PV module falling below $3.00 per peak watt; or (c) both Parties agree to a modification.



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     4.4 XsunX shall sublicense for and pay to Sencera a Royalty: (a) at the end of the first twelve month period commencing six months after the end of Phase II, a minimum annual payment equivalent to the Royalty that would be due from the licensing of 25 MW annual solar cell manufacturing capacity using the Licensed Process; and (b) commencing one year after the commencement of the period defined in Section 4.4(a), and for each successive 12 calendar month period thereafter for the duration of the Term, a minimum annual payment equivalent to the Royalty that would be due from the licensing of 50 MW annual solar cell manufacturing capacity using the Licensed Process. The foregoing minimum requirement must be met to maintain the license granted herein. .

     4.5 XsunX agrees to keep and provide to Sencera records, upon Sencera's request at least fifteen days in advance, showing the amounts collected under any sublicense granted in sufficient detail to enable any Royalty payable hereunder by a sublicensee to be determined. XsunX further agrees to permits its books and records to be examined from time to time, upon fifteen days advance notice, to the extent necessary to verify any records provided to Sencera, such examination to be made at the expense of Sencera by any auditor or other agent appointed by Sencera. Such examination shall be subject to the execution of a suitable non-disclosure agreement for the benefit of XsunX by any auditor or other agent appointed by Sencera.

     4.6 XsunX shall pay interest to Sencera accruing from the date a Royalty payment is due to Sencera at the annual rate equal to the lower of either 10% or the highest rate permitted under applicable law for any Royalties not paid to Sencera within thirty (30) days of its due date.



5.   INTELLECTUAL PROPERTY RIGHTS

     5.1 Sencera Technology. As between the parties hereto, and subject to the licenses granted to XsunX herein, Sencera shall retain ownership of all of the Licensed Intellectual Property, provided that the parties shall be considered joint owners of an equal and undivided interest in all Improvements jointly conceived or reduced to practice (Joint Improvements) during the Term. Improvements conceived or reduced to practice without inventive contribution from the other party shall remain the property of the inventing party. Sencera shall be responsible for the filing and application process with respect to Joint Improvements).

     5.2 Grant of License. Upon the Effective Date, Sencera shall grant to XsunX, and XsunX shall accept, the following license under the Licensed Intellectual Property:

          (a) a non-exclusive license under the Licensed Intellectual Property during the Term in the Field of Use A in the Licensed Territory to (i) make, have made, import, use, market, sell, offer for sale and distribute Licensed Products; (ii) use, reproduce, make derivative works from, modify, enhance, distribute, perform and display the Licensed Intellectual Property for the purposes of manufacturing, marketing, selling and distributing the Licensed Products; and (iii) to authorize or sublicense others to do any or all of the foregoing (i) or (ii) pursuant to the terms of this Agreement; and



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          (b) an  exclusive  license  under the Licensed  Intellectual  Property during the Term in the Field of Use B in the Licensed Territory to (i) make, have made, import, use, market, sell, offer for sale and distribute Licensed Products; (ii) use, reproduce, make derivative works from, modify, enhance, distribute, perform and display the Licensed Intellectual Property for the purposes of manufacturing, marketing, selling and distributing the Licensed Products; and (iii) to authorize or sublicense others to do any or all of the foregoing (i) or (ii) pursuant to the terms of this Agreement.

     5.3 XsunX Technology. As between the Parties hereto, and subject to Sencera's rights to the Sencera Technology, XsunX shall retain ownership of the XsunX Technology. In the event that XsunX Improvements are developed at any time during the Term, XsunX will grant Sencera the right to negotiate a cross license to Sencera of the right to exploit such XsunX improvements provided terms can be mutually agreed upon.

6.   TERM AND TERMINATION

     6.1 Term. This Agreement shall commence on the Effective Date and shall continue in effect for a period of seven (7) years from the Effective Date (the "Term"), unless sooner terminated under the provisions of this Agreement.

     6.2 Termination for Cause. Upon any material breach or default by either Party in the performance of the terms of this Agreement, the non-defaulting Party shall be entitled to terminate this Agreement upon sixty (60) days notice to the defaulting Party, specifying the nature of the breach or default. A failure by XsunX to advance any amounts required to be advanced under the Loan Agreement (other than a failure by reason of breach of that Agreement by Sencera), or a failure of Sencera to repay such amounts in accordance with the terms of the Loan Agreement shall each constitute a material default under this Agreement and shall entitle the non-defaulting party to terminate this Agreement as provided above. Termination shall become effective at the end of the notice period unless the breach or default is cured to the non-defaulting Party's reasonable satisfaction during the notice period. For clarity, failure of XsunX to meet any sublicense minimum set forth in Section 4.4 for any calendar year shall constitute a material default by XsunX under this Agreement and shall entitle Sencera to terminate this Agreement as provided above and XsunX shall not have the right to cure any such default.

     6.3 Termination for convenience. At any time during the Term, XsunX may terminate this Agreement for convenience by service of written notice upon Sencera, effective upon thirty days thereafter. In addition to the provisions of
Section 6.4, in the case of termination under this Section 6.3: (a) XsunX shall not be entitled to return of any moneys expended in the course of development efforts under Phases III and IV; (b) XsunX shall not be entitled to accelerate the payment of amounts due under the Secured Loan Instrument; and (c) XsunX shall retain its ownership interest in the XsunX Technology, the XsunX Improvements and the Joint Improvements as provided for in Section 5.1 herein,



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     6.4 Effect of Termination. Upon the expiration or termination of this Agreement for any reason, (a) XsunX shall immediately stop manufacturing the Licensed Products or utilizing the Licensed Process and within thirty (30) days of the date of such termination or expiration pay to Sencera any Royalties that have accrued through the date of termination or expiration and (b) each Party shall return or destroy the other Party's Confidential Information promptly upon request therefore.

     6.5 Improvements. The right and license herein granted to XsunX shall extend to any Improvements of the Licensed Intellectual Property, whether or not the Improvements are patentable. Subject to Section 5.1 herein, Sencera and XsunX shall jointly own equal undivided interests in the intellectual property rights to all Improvements conceived or developed jointly, and shall bear equally all costs associated with the efforts to protect such Sencera Improvements whether through patents or other means of protection. Sencera and XsunX shall use their best efforts to cooperate and provide all information pertinent to, and authorizations or releases necessary for, the preparation of any documents associated with the protection of Improvements.

7.   SECURED LOAN

     7.1 Contemporaneous with the execution of this Agreement, XsunX and Sencera will enter into the Loan Agreement attached hereto as Exhibit C.

8.   CONFIDENTIAL INFORMATION

     8.1 Use of Confidential Information. The Party receiving Confidential Information ("Receiving Party") from the Party disclosing Confidential Information ("Disclosing Party") shall use the Confidential Information of the Disclosing Party solely in connection with performance of this Agreement or as authorized by this Agreement.

     8.2 Exceptions. Confidential Information does not include any information that: (1) was in the public domain at the time it was communicated to the Receiving Party; (2) enters the public domain through no fault of the Receiving Party subsequent to the time it was communicated to the Receiving Party; (3) was in the Receiving Party's possession without any obligation of confidence at the time it is communicated to the Receiving Party; or (4) is subsequently rightfully communicated to the Receiving Party without any obligation of confidence; or (5) is independently developed by representatives of the Receiving Party who did not have access to the Disclosing Party's Confidential Information.

     8.3 Non-disclosure of Confidential Information. The Receiving Party shall hold confidential and protect from disclosure to unauthorized third parties the Confidential Information of the Disclosing Party. In the event that the Receiving Party is required by law, according to advice of counsel, to disclose Confidential Information of the Disclosing Party, the Receiving Party shall provide the Disclosing Party with prompt prior notice of such pending disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. The Receiving Party shall cooperate with any attempts by the Disclosing Party to obtain such protective order or other appropriate remedy. In the absence of a protective order or a receipt of a waiver, the Receiving Party agrees to furnish only that portion of the Confidential Information that it is legally required to disclose and such disclosure shall not be a breach of this Agreement.


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     8.4 Degree of Care and Remedies. The Receiving Party shall use at least the same degree of care (and,  in any event,  not less than a  reasonable  degree of care) in protecting the Disclosing Party's Confidential Information as it exercises in protecting its own Confidential Information. The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information and shall cooperate in every
reasonable  way  with  the  Disclosing  Party  to  help  regain   possession  of
Confidential Information and prevent its further unauthorized use.

     8.5 Ownership of Confidential Information. Each Party shall retain ownership of all rights, title and interest in its Confidential Information and, except as specifically provided for in this Agreement, nothing in this Agreement shall be construed to convey to either Party any right, title, license or interest in any Confidential Information provided by the other Party.

     8.6 Confidentiality Obligation. The Parties agree that, unless otherwise mutually agreed to in writing, the obligations regarding confidentiality, nondisclosure, protection and nonuse of Confidential Information set forth in this Agreement shall, in any event, end five (5) years after termination or expiration of this Agreement.

     8.7 Supercede. This Agreement shall supercede the "Mutual Confidentiality Agreement" entered into between the Parties as of September 18, 2006.

9.   REPRESENTATIONS AND WARRANTIES

     9.1 Representations and Warranties. Each Party hereby represents and warrants that, as of the Effective Date of this Agreement:

          (a) it is duly organized, authorized and in good standing under the state of its incorporation or formation.

          (b) it has the full power and authority to execute, deliver and perform this Agreement and has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement.

          (c) to the best of its knowledge, there are neither any claims nor is it a party to any suit, action or proceeding that would impair, prejudice, hinder, or prevent the transactions proposed in this Agreement.

     9.2 Defense of Infringement Claims. Each party shall, at its own expense, defend against any claims asserted against such party that the actions taking place under this Agreement violate or infringe the intellectual property rights of a third party, and shall reasonably cooperate with the other party, at such other party's expense, in the conduct of such defense.



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10.  MISCELLANEOUS

     10.1 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any Party to this Agreement.

     10.2 Expenses. Each of the Parties hereto shall, subject to the terms and conditions of this Agreement, be responsible for and pay that Party's own expenses incident to the preparation of this Agreement and/or incurred by any Party in the performance and consummation of the transaction contemplated hereby.

     10.3 Survival. Sections 1, 5.1, 5.3, 8, 9, and 10 contained herein shall remain in full force and effect, regardless of any investigation made by a Party and shall survive the termination or the expiration of the term of this Agreement.

     10.4 Entire Agreement. This Agreement, including all exhibits, comprises the entire agreement between the Parties and supersedes all prior or contemporaneous understandings and agreements between the Parties with respect to the subject matter hereof. This Agreement may not be amended or modified except in a writing signed by both Parties.

     10.5 Notices. Any and all notices, demands, requests, or other communications required or permitted by this Agreement or by law to be served on, given to, or delivered to any party hereto by any other Party to this Agreement shall be in writing and shall be deemed duly served, given, or delivered when personally received by the Party or to an officer of the Party, or in lieu of such personal delivery, when received by United States mail, first-class postage prepaid addressed to the Parties hereto at such addresses as may be provided by the Parties hereto from time to time for such purposes.

     10.6 Authorization. The Parties hereto represent and warrant that they are duly authorized to execute this Agreement on behalf of such Party.

     10.7 Subject Headings. The subject headings of the paragraphs of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     10.8 Assignment. This Agreement is personal in nature and may not be assigned by any Party without the express prior written consent of all of the Parties unless in conjunction with the sale of substantially all of the assets of the Party. Upon the express prior written consent to assignment by all Parties, this Agreement shall be binding upon and shall inure to the benefit of the Parties to it and their respective heirs, legal representatives, successors, and assigns.



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     10.9  Severability.  The provisions of this Agreement are severable and, if any clause or provision shall be held invalid or unenforceable in whole or in part, in any jurisdiction, then such invalidity or unenforceability shall effect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner effect such clause or provisions in any other jurisdiction, and in respect of the jurisdictions in which such clause or provision is effected, the parties agree to substitute therefore a provision which is enforceable and most closely approximates the relative rights and obligations intended by the Parties.

     10.10 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signatories hereto and thereto were upon the same instrument.

     10.11 Governing Law. This Agreement shall be governed by the laws of the state of North Carolina, without reference to its choice-of-law or conflict of law rules.



     THIS AGREEMENT is made effective as of the Effective Date set forth above.

                                                     XSUNX:

                       XsunX, Inc., a Colorado corporation


                        By:
                        Tom M. Djokovich, President


                        SENCERA:

                        SENCERA LLC, a North Carolina Limited Liability Company

                        By:
                        Dr. Rusty Jewett, Manager

                                    EXHIBIT A

                                   LICENSED IP


1. US Patent Application 20050194099, entitled "Inductively coupled plasma source using induced eddy currents", dated September 8, 2005.**

2. Invention Disclosure, Sen-011, entitled "METHODS OF AND APPARATUSES FOR INDUCTIVELY COUPLED POWER DELIVERY"

3. Invention disclosure, Sen-012, entitled "METHODS AND APPARATUSES FOR ION BEAM PROCESSING A SUBSTRATE"

4.   Invention disclosure, "Linear Induction Plasma Source"

5.   Invention  disclosure,   "Magnetically  Enhanced  Linear  Induction  Plasma
     Source"

6.   Invention disclosure, "Ferrite-coupled low pressure plasma source"

7. Invention disclosure, "Plasma source with internally, inductively excited plasma region"


8. Invention disclosure, "Low pressure HDPCVD source for depositing thin films over large area materials"

9. Invention disclosure, "Use of a linear induction plasma source to deposit amorphous or micro-crystalline silicon for use in solar cells"

10. Invention disclosure, "Use of a linear induction plasma source to deposit transparent conducting oxides for use in solar cells" 11. Invention disclosure, "Use of a linear induction plasma source to deposit anti-reflective coatings over large area materials" 12. Any and all Processes developed for depositing thin film materials for solar cell production using any of the hardware listed in 1-8 above




** Please note that item (1) above is equally and separately owned by both Jewett and Advanced Energy Industries, Inc. The license granted herein does not limit in any way the actions of Advanced Energy Industries, Inc. (AEIS). Jewett and any sublicensees may not assign a license to a competitor of AEIS without their express written consent. Sencera represents that to the best of its knowledge licensing by Sencera to XsunX the Sencera Technology herein and its use thereof does not infringe on any AEIS rights.

                                    EXHIBIT B

                            SENCERA DEVELOPMENT PLAN

                                    EXHIBIT C

                                 LOAN AGREEMENT